Exhibit 99.1

Contact:   Diana G. Purcel – Chief Financial Officer

952-294-1300

Famous Dave’s Reports First Quarter Earnings

of $0.11 per share

Includes non-cash charges of approximately $0.01 per share

MINNEAPOLIS, April 25, 2012 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $37.5 million and $817,000, respectively, or $0.11 per diluted share, for the first quarter ended April 1, 2012. This compares to revenue and net income of $37.1 million and $1.2 million, respectively, or $0.14 per diluted share, for the comparable period in 2011.

Results for the first three months of 2012, included closure costs of $92,000 or approximately $0.01 per diluted share related to the sale in the first quarter of a company-owned location. Results for the first three months of 2011, included a $0.01 non-cash impairment charge for non-recoverable assets for a company-owned restaurant that will be relocated within its existing market in early 2013.

“While first quarter sales in general fell short of expectations, we were pleased with the increase in catering sales,” said Christopher O’Donnell, president and chief executive of Famous Dave’s, “and we are seeing pockets of economic strength nationwide, as evidenced by continued sales improvement from our franchise-operated restaurants.”

Same store sales for company-owned restaurants open for 24 months or more decreased 1.6 percent during the quarter, compared to an increase of 3.0 percent for the prior year comparable period. Comparable sales included a weighted average price increase of approximately 3.1 percent, and an increase in catering sales offset by declines in dine-in guest traffic.

Franchise royalty revenue for the first quarter of 2012 totaled $4.4 million, compared to $4.0 million for the comparable period in 2011. The increase reflects the opening of six new franchise-operated restaurants since the first quarter of 2011, partially offset by the closure of four franchise-operated restaurants during this timeframe, and essentially flat comparable sales year over year.

Stock-based and Board of Directors Cash Compensation and Common Share Repurchases

Earnings results for the first quarter of 2012 included approximately $472,000 or $0.04 per diluted share, in compensation expense related to the company’s stock-based incentive programs and board of directors’ cash compensation, as compared to approximately $422,000 or $0.03 per diluted share, for the prior year comparable period. The increase is primarily due to the vesting and payout of a performance share program granted at a lower stock price three years ago being replaced by a new performance share program at the Company’s current higher stock price.

The company repurchased approximately 148,000 shares of common stock during the fiscal 2012 first quarter at an average price of $10.97 per share, excluding commissions, for a total of approximately $1.6 million. The Company has now repurchased approximately 932,000 shares under its current 1.0 million share authorization at an average price of $9.83 per share, excluding commissions, for a total of approximately $9.2 million.

Marketing and Development

Development and marketing highlights during the quarter included a limited time offer of beer-battered cod, served as both an entrée and an appetizer, as well as, All-You-Can-Eat beer-battered cod Fridays. Starting this week through mid-June, the company will begin featuring “Brisket burgers”—a “meat on meat” sensation with our smokehouse brisket stuffed into five different burger varieties accompanied by a house-made chipotle ketchup and in-house smoked cheese.

Famous Dave’s opened a new franchise-operated restaurant in Salinas, California during the first quarter. The company also closed 2 franchise-operated restaurants in Manchester, New Hampshire and Benson Park, Nebraska and sold a company-owned restaurant in Tulsa, Oklahoma during the first quarter. Famous Dave’s ended the quarter with 185 restaurants, including 53 company-owned restaurants and 132 franchise-operated restaurants, located in 35 states. Subsequent to quarter end, a franchise-operated restaurant opened in Redding, California.

Outlook

“Our new fast casual format will allow us to focus on new avenues for growth,” O’Donnell said, “and we’ve seen strong interest in our full-service and smaller footprint formats from both new and existing franchise partners. We remain on track to open up to 15 new locations in 2012, including 2 company locations this summer with one being a fast-casual location, and are excited about our first international franchise-operated location in Winnipeg, Manitoba Canada in June.”

Conference Call

The company will host a conference call tomorrow, April 26, 2012, at 10:00 a.m. Central Time to discuss its first quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 53 locations and franchises 133 additional units in 35 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

APRIL 1, 2012 AND APRIL 3, 2011

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	April 1,	April 3,
	2012	2011
Revenue:
Restaurant sales, net	$32,696	$32,741
Franchise royalty revenue	4,378	4,029
Franchise fee revenue	170	40
Licensing and other revenue	249	280

Total revenue	37,493	37,090

Costs and expenses:
Food and beverage costs	10,161	9,653
Labor and benefits costs	10,871	10,437
Operating expenses	8,926	9,074
Depreciation and amortization	1,454	1,375
General and administrative expenses	4,472	4,324
Asset impairment and estimated lease termination and other closing costs	92	171
Pre-opening expenses	18	—
Net loss on disposal of property	6	1

Total costs and expenses	36,000	35,035

Income from operations	1,493	2,055

Other expense:
Interest expense	(264)	(279)
Interest income	2	6
Other income, net	8	8

Total other expense	(254)	(265)

Income before income taxes	1,239	1,790
Income tax expense	(422)	(608)

Net income	$817	$1,182

Basic net income per common share	$0.11	$0.15

Diluted net income per common share	$0.11	$0.14

Weighted average common shares outstanding basic	7,636,000	8,118,000

Weighted average common shares outstanding diluted	7,747,000	8,302,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended
	April 1, 2012	April 3, 2011
Food and beverage costs (1)	31.1%	29.5%
Labor and benefits (1)	33.2%	31.9%
Operating expenses (1)	27.3%	27.7%
Depreciation & amortization (restaurant level) (1)	4.0%	3.8%
Depreciation & amortization (corporate level) (2)	0.4%	0.4%
General and administrative (2)	11.9%	11.7%
Asset impairment and estimated lease termination and other closing costs (1)	0.3%	0.5%
Pre-opening expenses and net loss on disposal of equipment (1)	0.1%	—
Total costs and expenses (2)	96.0%	94.5%
Income from operations (2)	4.0%	5.5%

(1)As a percentage of restaurant sales, net

(2) As a percentage of total revenue

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	April 1, 2012	January 1, 2012
ASSETS
Cash and cash equivalents	$1,727	$1,148
Other current assets	10,240	8,809
Property, equipment and leasehold improvements, net	59,053	60,972
Other assets	3,152	3,188

Total assets	$74,172	$74,117

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$11,717	$11,937
Line of credit	12,000	11,000
Other long-term obligations	17,051	17,086
Shareholders’ equity	33,404	34,094

Total liabilities and shareholders’ equity	$74,172	$74,117

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	April 1, 2012	April 3, 2011
Cash flows provided by operating activities	$860	$525
Cash flows provided (used) for investing activities	431	(447)
Cash flows used for financing activities	(712)	(61)

Net increase in cash and cash equivalents	$579	$17

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended
	April 1, 2012	April 3, 2011
Restaurant sales (in thousands):
Company-Owned	$32,696	$32,741
Franchise-Operated	$90,428	$86,574

Total number of restaurants:
Company-Owned	53	52
Franchise-Operated	132	130

Total	185	182

Total weighted average weekly net sales (AWS):
Company-Owned	$46,898	$48,433
Franchise-Operated	$53,350	$52,738

AWS 2005 and Post 2005:(1)
Company-Owned	$49,566	$53,045
Franchise-Operated	$56,358	$55,832

AWS Pre-2005:(1)
Company-Owned	$45,041	$45,551
Franchise-Operated	$47,204	$46,668

Operating weeks:
Company-Owned	697	676
Franchise-Operated	1,695	1,641

Comparable net sales (24 month):
Company-Owned %	(1.6)%	3.0%
Franchise-Operated %	(0.1)%	0.0%

Total number of comparable restaurants:
Company-Owned	50	44
Franchise-Operated	112	103

(1)	Provides further delineation of AWS for restaurants opened during the pre-fiscal 2005, and restaurants opened during the post-fiscal 2005, timeframes.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.